Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

The Wet Seal, Inc. Announces Fourth Quarter

and Full Year Fiscal 2008 Results Exceeding Previous

Guidance

Introduces First Quarter 2009 Guidance

FOOTHILL RANCH, CA, March 26, 2009 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal fourth quarter and full year ended January 31, 2009, and introduced guidance for the first quarter of fiscal 2009. The Company provided segment information on Wet Seal and Arden B in Exhibit B.

For the fourth quarter:

•

Net sales for the fourth quarter ended January 31, 2009, were $154.9 million compared to net sales of $179.6 million for the fourth quarter ended February 2, 2008. Net sales in the current year included a $0.3 million “breakage” benefit resulting from a reduction to deferred revenues for unredeemed gift cards, gift certificates and store credits. In the prior year, net sales included a $3.7 million “breakage” benefit.

•	Comparable store sales decreased 13.4%. Comparable store sales for Wet Seal decreased 8.6% and for Arden B decreased 32.1%.

•

Operating income was $4.6 million, or 3.0% of revenues, compared to $11.3 million, or 6.3% of revenues, in the fourth quarter of fiscal 2007. Operating income in the current year quarter included $4.8 million in non-cash fixed asset impairment charges, primarily related to Arden B stores, and the $0.3 million “breakage” benefit noted above. Operating income in the prior year quarter included the $3.7 million “breakage” benefit noted above offset by $3.7 million in non-cash asset impairment charges, primarily to fully impair goodwill associated with Arden B.

•

Net income was $4.3 million, or $0.04 per diluted share, as compared to $12.2 million, or $0.13 per diluted share, in the prior year quarter. Excluding the $4.8 million asset impairment charge and the $0.3 million “breakage” benefit, net income for the fourth quarter of 2008 was $8.8 million, or $0.09 per diluted share, which exceeded the Company’s prior guidance of net income excluding non-cash asset impairment charges in the range of $0.07 to $0.08 per diluted share. In the fourth quarter of 2007, the $3.7 million impairment charge was offset by the $3.7 million “breakage” benefit and, therefore, excluding these two items, net income remained $12.2 million, or $0.13 per diluted share.

•

The Company generated cash flows from operations of $22.1 million during the 13 weeks ended January 31, 2009, and ended the year with $142.1 million of cash and marketable securities and $2.7 million of long-term debt, comprised of Convertible Notes, net of discount.

Edmond Thomas, chief executive officer, commented, “The fourth quarter was a difficult period for the retail industry. We were operating in a highly promotional environment with consumers reluctant to spend. We reacted early to these challenges by reducing inventory levels and cutting costs while maintaining a pristine balance sheet.”

Mr. Thomas continued, “We will continue to carefully monitor inventory and operating expenses while moving ahead on strategic initiatives that will position us to compete effectively during this economic downturn as well as drive long term sales and earnings growth.”

For the full year:

•

Net revenues were $593.0 million as compared to $611.2 million in fiscal 2007. Net sales in the current year included a $0.9 million “breakage” benefit resulting from a reduction to deferred revenues for unredeemed gift cards, gift certificates and store credits. In 2007 net sales included a $3.7 million “breakage” benefit.

•	Consolidated comparable store sales decreased 8.5%. Comparable store sales for Wet Seal decreased 4.5% and for Arden B decreased 23.5%.

•

Operating income was $32.2 million, or 5.4% of revenues, compared to $19.3 million, or 3.2% of revenues, in fiscal 2007. Operating income for the year included the $0.9 million “breakage” benefit mentioned above and $5.6 million of non-cash fixed asset impairment charges, primarily at Arden B. Operating income in the prior year included the $3.7 million “breakage” benefit noted above and $5.5 million in non-cash asset impairment charges, comprised of $3.5 million for the Arden B goodwill impairment also noted above and $2.0 million for other long-lived assets.

•

Net income was $30.2 million, or $0.30 per diluted share, as compared to $23.2 million, or $0.23 per diluted share, in 2007. The current year results included $1.9 million in non-cash interest charges associated with a June 2008 conversion of $3.4 million of the Company’s Secured Convertible Notes into Class A common stock. Excluding this interest charge as well as the above mentioned $5.6 million non-cash asset impairment charges and $0.9 million “breakage” benefit, net income for 2008 was $36.8 million, or $0.37 per diluted share. For 2007, excluding the above mentioned $5.5 million non-cash asset impairment charges and $3.7 million “breakage” benefit, net income was $25.0 million, or $0.25 per diluted share.

Store Openings

The Company opened 3 and closed 3 Wet Seal stores during the quarter. The Company also closed 4 Arden B stores during the quarter. At January 31, 2009, the Company operated 496 stores in 47 states, the District of Columbia and Puerto Rico, including 409 Wet Seal stores and 87 Arden B stores.

Capital Expenditures and Depreciation

During 2008, the Company incurred capital expenditures of $22.7 million, of which $19.0 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $3.2 million associated primarily with new store construction, resulting in net capital expenditures for the year of $19.5 million.

Depreciation in the fourth quarter and full year fiscal 2008 totaled $3.7 million and $14.5 million, respectively.

Capital Transactions

During the fourth quarter, the Company did not repurchase shares and does not have an existing share repurchase program. There were no conversions of Secured Convertible Notes in the fourth quarter.

During 2008, investors converted Convertible Preferred Stock with a face value of approximately $0.6 million into 185,333 shares of the Company’s Class A Common Stock. Through fiscal 2008, $51.3 million in principal amount of the Company’s Secured Convertible Notes had been converted into shares of Class A common stock. As of January 31, 2009, Secured Convertible Notes and Convertible Preferred Stock remain outstanding that are convertible into approximately 3.1 million shares and 537,000 shares, respectively, of the Company’s Class A Common stock, and warrants exercisable into approximately 10.7 million shares of the Company’s Class A common stock also remain outstanding. Exercise of all remaining outstanding warrants via cash payment by the warrant holders would result in proceeds to the Company of $39.6 million. The average exercise price on the outstanding warrants is $3.68, with approximately 7.8 million of such warrants having an exercise price in excess of the Company’s closing Class A Common Stock price as of March 24, 2009.

Income Taxes

The Company began fiscal 2009 with approximately $117.9 million of federal net operating loss (“NOL”) carry forwards available to offset taxable income in fiscal 2009 and thereafter, subject to certain annual limitations based on the provisions of Section 382 of the Internal Revenue Code (“Section 382”). Subject to potential further adjustment, as discussed further below, the Company believes NOL carry forwards available will be sufficient to offset any reasonably foreseeable federal regular taxable income in fiscal 2009. Accordingly, if the Company generates taxable income in Fiscal 2009, the Company expects it would report an effective income tax rate of approximately 4% in fiscal 2009 related to a limited portion of federal alternative minimum taxes that cannot be offset by NOL carry forwards, as well as income taxes in the State of California, which cannot be offset by NOL carry forwards, and certain other state income taxes.

Currently, the Company maintains a 100% valuation allowance against its net deferred income tax assets, which are comprised primarily of NOL carry forwards. Through fiscal 2008, the Company had generated three consecutive fiscal years of federal taxable income and had realized a portion of its NOL carry forwards to offset regular taxable income in those years. However, as a result of the difficult economic environment in which the Company currently operates and the impact these economic conditions have had on its comparable store sales trends, especially during the second half of fiscal 2008, the Company believes that, as of January 31, 2009, evidence continues that does not support realization of these net deferred income tax assets. Prospectively, as the Company continues to evaluate evidence, including the depth of the current economic downturn and its implications on its operating results, it is possible that the Company may deem some or all of its deferred income tax assets to be realizable.

Accordingly, the valuation allowance recorded against those deferred income tax assets, which the Company currently estimates to be in excess of $79.7 million, may be reversed at some point. If such valuation allowance is reversed, the Company would record an immediate benefit to income taxes for a substantial majority of the reversal and would record an increase to additional paid-in capital for the remainder of the reversal. Prospectively, the Company would then report an effective income tax rate much closer to statutory rates, which the Company estimates to be in the range of 38% to 40%. However, this does not change the Company’s current expectations that it would not incur significant cash income tax payments in fiscal 2009, even if it generates federal taxable income, as it would continue to utilize available NOL carry forwards.

The Company’s current expectations regarding the federal NOL carry forwards it may use annually in fiscal 2009 and thereafter are based on calculations made by management in April 2005 and December 2006, at which times the Company incurred “ownership changes”, as defined in Section 382, that require re-calculation of NOL annual utilization limits. Such ownership changes can result merely from an accumulation of normal market trading activity in the Company’s common stock over time. The NOL annual utilization limits determined upon an ownership change depend on, among other things, the Company’s market capitalization and long-term federal interest rates on the ownership change date. If the Company were to determine it had incurred another ownership change at some time after December 2006, the Company would be required to re-calculate its annual federal NOL utilization limit, which could result in a decrease to NOL carry forwards annually available to offset taxable income.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share before certain charges and benefits, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 and 52 weeks ended January 31, 2009, and February 2, 2008 (in millions, except for earnings per diluted share):

	13 Weeks Ended January 31, 2009 (Unaudited)		13 Weeks Ended February 2, 2008 (Unaudited)
	Net Income	Earnings Per Diluted Share	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$8.8	$0.09	$12.2	$0.13
Credits/(Charges):
Gift card/store credit breakage	0.3	0.00	3.7	0.04
Non-cash goodwill impairment charge	—	—	(3.5)	(0.04)
Non-cash asset impairment charges	(4.8)	(0.05)	(0.2)	(0.00)

GAAP financial measure	$4.3	$0.04	$12.2	$0.13

	52 Weeks Ended January 31, 2009 (Unaudited)		52 Weeks Ended February 2, 2008 (Unaudited)
	Net Income	Earnings Per Diluted Share	Net Income	Earnings Per Diluted Share
Financial measure before certain credits/charges (non-GAAP)	$36.8	$0.37	$25.0	$0.25
Credits/(Charges):
Gift card/store credit breakage	0.9	0.01	3.7	0.03
Non-cash interest expense on conversion of notes	(1.9)	(0.02)	—	—
Non-cash goodwill impairment charge	—	—	(3.5)	(0.03)
Non-cash asset impairment charges	(5.6)	(0.06)	(2.0)	(0.02)

GAAP financial measure	$30.2	$0.30	$23.2	$0.23

In the fiscal 2007 fourth quarter, the Company determined it had sufficient redemption history for gift cards and sales credits to reasonably estimate “breakage”. At that time, the Company recorded a significant “breakage” benefit related thereto covering several years. Given the nature of this initial adjustment, such amount was much larger than amounts the Company anticipates recording in future periods. Accordingly, management believes presenting financial information without “breakage” benefits for fiscal 2008 and fiscal 2007 helps investors better understand comparative operating performance during those periods.

From time to time, the Company determines the carrying values of certain long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. Timing and magnitude of these charges can be sporadic and can significantly affect the financial results of the quarter in which they are recorded. The Company consistently presents these charges as a separate line item within quarterly and annual results in its statements of operations and, similarly, believes the presentation of historical financial information excluding these non-cash charges to be beneficial to investors.

The complexity and volatility of the financial reporting for the Company’s Secured Convertible Notes has been a major focus of management and investors. To help investors better understand the accounting for the Notes, the Company provided disclosure in its Annual Report on Form 10-K for fiscal 2007. Management presents historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts, deferred financing costs and accrued interest when notes are converted. Management believes presenting financial information without these charges helps investors better understand the Company’s current operating performance and that explicit disclosure of these charges provides meaningful information to investors.

First Quarter Fiscal 2009 Guidance

First quarter net sales guidance is based on an expectation of normal seasonal sales growth during the three weeks leading up to the Easter holiday. In fiscal 2009, Easter occurs on April 12th, or three weeks later than in the prior year first quarter. If seasonal sales growth does not occur as expected, forecasted net sales and operating performance could differ from the guidance below.

For the first quarter of fiscal 2009, earnings are estimated in the range of $0.02 to $0.06 per diluted share. Following are the major assumptions:

•	Total net sales between $131.2 million and $137.5 million versus $142.4 million in the prior year first quarter.

•	Comparable store sales decline between 3% and 8% versus a 7.5% decline in the prior year first quarter.

•	2 net store closings, with 1 new store opening at Wet Seal and 3 closings at Arden B. In the prior year first quarter, the Company opened 2 net new stores.

•

Gross margin rate between 28.3% and 30.8% of net sales versus 32.8% in the prior year first quarter. Factors affecting the forecasted decrease in gross margin rate from the prior year to the current year first quarter are a deleveraging effect on occupancy costs due to the forecasted comparable store sales decline and a decrease in merchandise margin.

•	SG&A expense between 26.0% and 26.6% of net sales versus 26.7% in the prior year first quarter.

•	Operating income between $2.2 million and $6.6 million versus operating income of $8.7 million in the prior year first quarter.

•	Interest expense of $0.1 million versus interest income of $0.4 million in the prior year first quarter.

•	Income tax expense of between $0.1 million and $0.2 million versus income tax expense of $0.2 million in the prior year first quarter.

•	Weighted average shares outstanding of 101 million. A change in the Company’s stock price can cause the weighted average share count to change significantly.

For all of fiscal 2009, the Company expects its store count to remain flat or decline slightly, with 20 planned new store openings at Wet Seal offset by a similar or slightly higher number of combined Wet Seal and Arden B closings. The Company forecasts fiscal 2009 net capital expenditures will be between $24 million and $25 million, of which approximately $18 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (888) 466-4440 and provide ID # 8403470. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through April 2, 2009. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 28, 2009, the Company operated a total of 494 stores in 47 states, the District of Columbia and Puerto Rico, including 409 Wet Seal stores and 85 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its first quarter and full year of fiscal 2009, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Summary Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	January 31, 2009	February 2, 2008
ASSETS
Cash and cash equivalents	$142,064	$100,618
Income taxes receivable	—	167
Other receivables	1,784	5,715
Merchandise inventories	25,529	31,590
Prepaid expenses	10,600	10,991

Total current assets	179,977	149,081
Net equipment and leasehold improvements	74,869	72,881
Deferred financing costs	173	412
Other assets	1,640	1,702

Total Assets	$256,659	$224,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$8,388	$9,474
Accounts payable - other	9,188	10,197
Income taxes payable	228	—
Accrued liabilities	28,079	34,445
Current portion of deferred rent	3,378	4,729

Total current liabilities	49,261	58,845
Secured convertible notes	2,707	3,583
Deferred rent	30,051	29,686
Other long-term liabilities	1,821	1,956

Total liabilities	83,840	94,070
Convertible preferred stock	1,611	2,167

Total stockholders’ equity	171,208	127,839

Total liabilities and stockholders’ equity	$256,659	$224,076

Exhibit A (continued)

The Wet Seal, Inc.

Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008
Net sales	$154,866	$179,552	$592,960	$611,163
Gross margin	47,808	61,195	192,439	202,271
Selling, general & administrative expenses	38,435	46,134	154,671	177,468
Asset impairment	4,789	3,733	5,611	5,546

Operating income	4,584	11,328	32,157	19,257
Interest income (expense), net	36	917	(681)	4,353

Income before provision for income taxes	4,620	12,245	31,476	23,610
Provision for income taxes	328	37	1,322	378

Net income	$4,292	$12,208	$30,154	$23,232

Weighted average shares, basic	94,997,519	90,064,566	93,172,635	91,154,133
Basic EPS	$0.04	$0.13	$0.31	$0.24
Weighted average shares, diluted	98,885,467	96,734,291	99,029,046	100,938,542
Diluted EPS	$0.04	$0.13	$0.30	$0.23

Exhibit A (continued)

The Wet Seal, Inc.

Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	January 31, 2009	February 2, 2008
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$30,154	$23,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,518	13,673
Amortization of discount on secured convertible notes	2,746	516
Amortization of deferred financing costs	284	143
Amortization of stock payment in lieu of rent	179	216
Adjustment of derivatives to fair value	(40)	70
Interest (extinguished from) added to principal of secured convertible notes	(210)	328
Asset impairment	5,611	5,546
Loss on disposal of equipment and leasehold improvements	558	558
Stock-based compensation	2,977	5,207
Changes in operating assets and liabilities:
Income tax receivable	167	(111)
Other receivables	3,931	(2,111)
Merchandise inventories	6,061	2,641
Prepaid expenses and other assets	346	(2,196)
Other non-current assets	62	(51)
Accounts payable and accrued liabilities	(8,113)	(4,475)
Income taxes payable	228	(128)
Deferred rent	(986)	8,533
Other long-term liabilities	(133)	(121)

Net cash provided by operating activities	58,340	51,470

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in equipment and leasehold improvements	(23,023)	(38,523)
Investment in marketable securities	—	(72,659)
Proceeds from sale of marketable securities	—	72,659

Net cash used in investing activities	(23,023)	(38,523)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	11	177
Repurchase of common stock	—	(20,061)
Proceeds from exercise of common stock warrants	6,118	2,301

Net cash provided by (used in) financing activities	6,129	(17,583)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	41,446	(4,636)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	100,618	105,254

CASH AND CASH EQUIVALENTS, END OF PERIOD	$142,064	$100,618

Exhibit B

Segment Reporting

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for fiscal 2008 and 2007 for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Fiscal 2008	Wet Seal	Arden B	Corporate	Total
Net sales	$491,052	$101,908	n/a	$592,960
% of total sales	83%	17%	n/a	100%
Comparable store sales % (decrease)	(4.5)%	(23.5)%	n/a	(8.5)%
Operating income (loss)	$71,113	$(9,754)	$(29,202)	$32,157
Interest expense, net	$—	$—	$(681)	$(681)
Income (loss) before provision for income taxes	$71,113	$(9,754)	$(29,883)	$31,476
Depreciation and amortization expense	$10,548	$2,961	$1,009	$14,518
Total assets as of year end	$209,595	$37,540	$9,524	$256,659
Number of stores as of year end	409	87	—	496
Sales per square foot	$292	$326	—	$297
Square footage as of year end	1,612	267	—	1,879

Fiscal 2007	Wet Seal	Arden B	Corporate	Total
Net sales	$478,405	$132,758	n/a	$611,163
% of total sales	78%	22%	n/a	100%
Comparable store sales % increase (decrease)	1.2%	(8.2)%	n/a	(1.1)%
Operating income (loss)	$69,188	$(14,953)	$(34,978)	$19,257
Interest income, net	$—	$—	$4,353	$4,353
Income (loss) before provision for income taxes	$69,188	$(14,953)	$(30,625)	$23,610
Depreciation and amortization expense	$8,498	$3,309	$1,866	$13,673
Total assets as of year end	$170,193	$43,644	$10,239	$224,076
Number of stores as of year end	399	95	—	494
Sales per square foot	$314	$420	—	$332
Square footage as of year end	1,568	295	—	1,863

In the tables above, Wet Seal and Arden B reportable segments include net sales generated from their respective stores and
e-commerce operations. The “Corporate” column is presented solely to allow for reconciliation of store contribution and total asset amounts to consolidated operating income, interest income (expense), net, income (loss) before provision for income taxes and total assets. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment, and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results in fiscal 2008 and fiscal 2007 include $0.6 million and $2.9 million, respectively, of additional net sales resulting from the recognition of “breakage” on gift cards, gift certificates and store credits, and $0.5 million and $0.2 million, respectively, of asset impairment charges.

Arden B operating segment results in fiscal 2008 and fiscal 2007 include $0.3 million and $0.8 million, respectively of additional net sales resulting from the recognition of “breakage” on gift cards, gift certificates and store credits. In fiscal 2008 and fiscal 2007, asset impairment charges in the Arden B operating segment totaled $5.1 million and $5.3 million, respectively.

Corporate expenses in fiscal 2008 include interest expense of $1.9 million as a result of accelerated write-off of discounts, capitalized interest and deferred financing costs upon conversions of secured convertible notes. Corporate total assets consists primarily of net equipment and leasehold improvements located at the Company’s corporate offices and distribution facility, as well as receivables, prepaid expenses and other miscellaneous assets not specifically related to the reporting segments.